Exhibit 10(l)
CERNER CORPORATION
2005 ENHANCED SEVERANCE PAY PLAN
As Amended and Restated for I.R.C. § 409A Effective January 1, 2008
     SECTION 1. Introduction.
          (a) Purpose. Cerner Corporation and its United States-based wholly-owned subsidiaries (“Cerner”) value the contributions of their Associates and take measures to create and maintain a productive and fulfilling work environment. However, Cerner recognizes that business needs, an Associate’s work performance or other reasons may require termination of employment. At any point during an Associate’s employment, Cerner may choose to terminate the employment relationship.
          Because employment with Cerner is at-will, Cerner has no obligation to compensate any Associate upon termination from his or her employment other than as may be provided in that Associate’s Cerner Associate Employment Agreement or as specifically set forth in this 2005 Enhanced Severance Pay Plan (“Plan”). Cerner values its Associates and is interested in helping to mitigate the financial hardship caused by business conditions or other factors necessitating a termination.
          (b) Overview. Generally, this Plan provides enhanced Severance Benefits to Associates upon either a (i) “Non-CIC Severance” or (ii) “CIC Severance”, as such terms are defined herein. Cerner expressly reserves the right to amend or terminate this Plan, or the benefits provided hereunder, at any time; provided, however, that no such amendment or termination shall occur with respect to the CIC Severance Benefits after the occurrence of a Change in Control.
          (c) Summary Plan Description. This Plan document also constitutes the Summary Plan Description for the Plan.
     SECTION 2. Definitions.
          Certain capitalized terms used herein are defined parenthetically throughout this Plan and/or defined in this Section 2.
          (a) Associate. “Associate” means an employee of Cerner.
          (b) Beneficial Ownership. “Beneficial Ownership”, “Beneficial Owner” or “Beneficially Own” shall have the same meaning as such terms are used in Rule 13d-3 of the Exchange Act.

          (c) Board. “Board” means the Board of Directors of Cerner Corporation.
          (d) Cause. “Cause” means an Eligible Associate’s (i) material breach of his/her Employment Agreement or material neglect of his/her duties and responsibilities thereunder, (ii) fraud against Cerner, (iii) misappropriation of Cerner’s assets, (iv) embezzlement from Cerner, (v) theft from Cerner, (vi) acts resulting in the arrest and indictment for a crime involving drug abuse, violence, dishonesty or theft, or (vii) act or failure to take any action that results in a violation of the Sarbanes-Oxley Act of 2002, or any related statutes, laws or regulations.
          (e) Change in Control. “Change in Control” means:
          (i) The acquisition by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act) of Beneficial Ownership of thirty-five percent (35%) or more of either: (A) the then outstanding shares of common stock of Cerner Corporation (the “Outstanding Cerner Common Stock”), or (B) the combined voting power of the then outstanding voting securities of Cerner Corporation entitled to vote generally in the election of the Board’s directors (the “Outstanding Cerner Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (X) any acquisition directly from Cerner, (Y) any acquisition by Cerner, or (Z) any acquisition by any Associate benefit plan (or related trust) sponsored or maintained by Cerner Corporation or any corporation controlled by Cerner; or
          (ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Board director subsequent to the date hereof whose appointment or election, or nomination for election by Cerner’s shareholders, was approved by a vote of at least a majority of the Board directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Board directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
          (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Cerner (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Cerner Common Stock and Outstanding Cerner Voting Securities immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of Cerner Corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Cerner or all or substantially all of Cerner’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Cerner Common Stock and Outstanding Cerner Voting Securities, as the case may be, (B) no Person (excluding any Associate benefit plan (or related trust) of Cerner or such corporation resulting from such Business Combination) Beneficially Owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of Cerner Corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
          (iv) Approval by the shareholders of Cerner Corporation of a complete liquidation or dissolution of Cerner.
          (f) CIC Protected Period. “CIC Protected Period” means the period beginning on the effective date of a Change in Control and ending on the one-year anniversary of such effective date.
          (g) CIC Severance. “CIC Severance” means, at any time during the CIC Protected Period, an Eligible Associate’s termination of employment with Cerner (or its successor), that that also qualifies as a separation from service under Section 409A of the Code, due to (i) Cerner’s (or its successor’s) termination without Cause of the Eligible Associate’s employment, or (ii) the Eligible Associate’s resignation for Good Reason.
          (h) CIC Severance Benefits. “CIC Severance Benefits” means those severance benefits set forth in Section 4(b) that, provided an Eligible Associate is entitled to receive such benefits in accordance with Section 3, the Eligible Associate receives following a CIC Severance.
          (i) CIC Week of Severance Pay. A “CIC Week of Severance Pay” means an Eligible Associate’s: (i) regular weekly base rate of pay in effect on the effective date of a CIC Severance (prior to any reductions taken for payroll taxes, income tax withholdings, elective deferrals made to or in connection with Cerner’s Associate benefit plans or Executive Deferred Compensation Plan, and excluding any overtime, bonuses, commissions, premium pay, benefits, expense reimbursements, etc.), plus (ii) the average annual cash bonus the Associate had received from Cerner during the three (3) years preceding the CIC Severance (prior to any reductions taken for payroll taxes, income tax withholdings, elective deferrals made to or in connection with Cerner’s Associate benefit plans or Executive Deferred Compensation Plan, and excluding any overtime, bonuses, commissions, premium pay, benefits, expense reimbursements, etc.), divided by 52 weeks. For example, a CIC Week of Severance Pay for an Eligible Associate whose: (i) annual base salary (excluding the pay and benefits listed above) is $52,000, and (ii) whose average annual cash bonus received during the three (3) years preceding the CIC Severance is $15,600, would be $1,000 ($52,000/52 weeks) plus $300 ($15,600/52 weeks), equaling a CIC Week of Severance Pay of $1,300. Cerner’s cash bonus plan currently pays a bonus, if earned, following each fiscal quarter of Cerner. When calculating the average annual cash bonus, the actual cash bonus paid to the Associate (or earned but not yet paid for the most recent full fiscal quarter preceding the CIC Severance) for the twelve (12) consecutive full Cerner fiscal quarters immediately preceding the CIC Severance shall be included in the calculation of the Associate’s average annual cash bonus for the three (3) years preceding the CIC Severance. If the Associate has not been employed by Cerner for twelve (12) consecutive full Cerner fiscal quarters immediately prior to the CIC Severance, the average annual cash bonus received by such Associate shall be calculated based on the number of consecutive full fiscal quarters the Associate has been employed by Cerner immediately prior to the CIC Severance and adjusted to equal a yearly average. For avoidance of all doubt, the calculation of average annual cash bonus shall not include any sales commissions or similar payments received by an Associate based on individual sales or contracts signed with Cerner clients.
          (j) COBRA. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
          (k) Code. “Code” means the Internal Revenue Code of 1986, as amended.
          (l) Eligible Associate. “Eligible Associate” means an individual who: (i) is a permanent, full-time salaried Associate on the U.S. payroll of Cerner, as determined by Cerner’s employment records; and (ii) has entered into an Employment Agreement. The determination of whether an Associate is an Eligible Associate shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons. In no event shall part-time Associates, interns or independent contractors be Eligible Associates.
          (m) Employment Agreement. “Employment Agreement” means an Eligible Associate’s then current Cerner Associate Employment Agreement with Cerner.
          (n) Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (o) Excess Severance Benefits. “Excess Severance Benefits” means any Severance Benefits that exceed the limit provided in Treas. Reg. Section 1.409A-1(b)(9)(iii).
          (p) Good Reason. “Good Reason” means, without an Eligible Associate’s express written consent: (i) a material adverse change in the Eligible Associate’s authority, duties or job responsibilities (except for such subordination in duties and job responsibilities as may normally be required due to Cerner’s change from an independent business entity to a subsidiary or division of another corporate entity); or (ii) a reduction of 5% or more to an Eligible Associate’s annual salary and cash bonus opportunity in effect prior to the Change in Control; provided, however, the Eligible Associate must provide notice to Cerner (or its successors) within 30 days after the adverse change or reduction and must give Cerner (or its successors) at least 30 days to remedy the event or condition. In no event will an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Cerner (or its successors) constitute Good Reason.
          (q) Non-CIC Severance. “Non-CIC Severance” means at any time, other than during a CIC Protected Period, an Eligible Associate’s termination of employment with Cerner, that also qualifies as a separation from service under Section 409A of the Code, by Cerner, other than for Cause, due to reorganization, restructuring, unsatisfactory work performance (other than where such unsatisfactory work performance is deliberate), or for other reasons as determined by the Plan Administrator in its sole discretion to constitute a Non-CIC Severance. Without limitation, the following events and reasons shall not constitute a Non-CIC Severance:
               (i) death;
               (ii) disability;
               (iii) voluntary resignation (regardless of the circumstances surrounding the Eligible Associate’s decision to resign);
               (iv) retirement;
               (v) discharge by Cerner for any other work related reason other than redundancy or unsatisfactory work performance (including, without limitation, absenteeism, misconduct, refusal to transfer to an equivalent position that does not require relocation, failure to return to work after an approved leave of absence, insubordination, violation of Cerner’s rules or policies, dishonesty, deliberate unsatisfactory performance, etc.);
               (vi) entering military duty;
               (vii) CIC Severance; or
               (viii) Termination for Cause.
          (r) Non-CIC Severance Benefits. “Non-CIC Severance Benefits” means those severance benefits set forth in Section 4(a) that, provided an Eligible Associate is entitled to receive such benefits in accordance with Section 3, the Eligible Associate receives following a Non-CIC Severance.
          (s) Plan Administrator. “Plan Administrator” means the person or entity specified as such in Section 7.
          (t) Role Level. “Role Level” means an Eligible Associate’s designated category of employment as specified by Cerner’s current employment classification hierarchy. In the event Cerner changes its hierarchy structure, the Role Levels specified in this Plan shall refer to the equivalent Role Level under any new classification scheme.
          (u) Severance Benefits. “Severance Benefits” means either CIC Severance Benefits or Non-CIC Severance Benefits.
          (v) Specified Associate. “Specified Associate” means an Associate that would be a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.
          (w) Week of Severance Pay. “Week of Severance Pay” means an Eligible Associate’s regular weekly base rate of pay in effect on the effective date of a Non-CIC

Severance (prior to any reductions taken for payroll taxes, income tax withholdings, elective deferrals made to or in connection with Cerner’s Associate benefit plans or Executive Deferred Compensation Plan, and excluding any overtime, bonuses, commissions, premium pay, benefits, expense reimbursements, etc.). For example, a Week of Severance Pay for an Eligible Associate whose annual base salary as of the Non-CIC Severance (excluding the pay and benefits listed above) is $52,000, would be $1,000 ($52,000/52 weeks).
          (x) Year of Service. “Year of Service” means, with respect to an Eligible Associate, each period of twelve (12) consecutive months of full-time employment by Eligible Associate with Cerner beginning with the Associate’s full-time employment commencement date with Cerner and ending with the day preceding the anniversary of such date in the next and all succeeding years. No partial Years of Service shall be credited under this Plan nor will prorated Severance Benefits be paid for any fractional Year of Service.
     SECTION 3. Entitlement for Severance Benefits
          (a) Entitlement. Subject to the exceptions set forth below in Section 3(b), an Eligible Associate shall be entitled to receive either the Non-CIC Severance Benefits or the CIC Severance Benefits described below in Section 4, upon experiencing a Non-CIC Severance or CIC Severance, respectively, and provided that the following conditions are satisfied:
               (i) The Eligible Associate’s termination of employment with Cerner must have constituted either a CIC Severance or Non-CIC Severance. In no event shall an Associate’s leave during one of Cerner’s recognized leave programs constitute a termination of employment event under this Plan,
               (ii) Following or in connection with the Eligible Associate’s termination of employment, the Eligible Associate must comply with all transition assistance requests of Cerner, to Cerner’s satisfaction, such as aiding in the location of files and documents, returning all Cerner property and repaying any amounts owed Cerner, and
               (iii) With respect to and in connection with a Non-CIC Severance only, the Eligible Associate has, after the Eligible Associate’s termination of employment, properly executed and delivered to Cerner a Severance and Release Agreement with Cerner that provides for an irrevocable and complete release of all present and future claims by Eligible Associate.
          (b) Exceptions to Severance Entitlement. An Eligible Associate will not receive Severance Benefits under this Plan in the following circumstances, as determined in the Plan Administrator’s sole discretion:
               (i) The Eligible Associate’s Associate Employment Agreement (or amendments or supplement thereto) provides that none of the benefits provided under this Plan or any other broad-based Cerner severance plan or policy shall apply to such Associate. In such a case, such Associate’s severance benefits, if any, shall be governed by the terms of such Associate Employment Agreement (as amended or supplemented).

               (ii) The Associate breaches the terms and conditions of his/her Cerner Associate Employment Agreement (including, without limitation, violating the non-competition provisions thereof).
               (iii) With respect to Non-CIC Severance Benefits only: (a) the Eligible Associate’s employment termination is in connection with the sale, divesture or other disposition of the stock or assets of any subsidiary, division or other operating unit of Cerner or any of its subsidiaries (“Operating Unit”) (or part thereof) which does not constitute a Change in Control (a “Transaction”), and the Eligible Associate is offered continued employment, or continues in employment, with the divested Operating Unit (or part thereof) or the purchaser of the stock or assets of the Operating Unit (or part thereof), or one of such purchaser’s affiliates (the “Post-Transaction Employer”), as the case may be, on terms and conditions that would not constitute Good Reason, and (b) Cerner obtains an agreement from the Post-Transaction Employer, enforceable by the Eligible Associate, to provide (or Cerner agrees to provide) severance pay, if the Eligible Associate accepts the offered employment or continues in employment with the Post-Transaction Employer or its affiliates following the Transaction, at least equal to the severance pay set forth in Section 4(a) payable upon a Non-CIC Severance termination of the Eligible Associate’s employment with the Post-Transaction Employer or its affiliates within the six (6) month period following the Transaction. For purposes of this Section 3(b)(iii), the term “Good Reason” shall have the meaning ascribed to it in this Plan, but the term “Cerner” as it is used in such definition shall be deemed to refer to the Post-Transaction Employer employing the Eligible Associate after the Transaction. For avoidance of doubt, in the circumstances described in the first sentence of this Section 3(b)(iii), the Eligible Associate shall not be entitled to receive Non-CIC Severance Benefits under Section 4(a) whether or not the Eligible Associate accepts the offered employment or continues in employment. Except as to separate severance benefits Cerner may itself expressly agree to in writing to provide in connection with a Transaction (as contemplated by subpart (b) of the first sentence of this Section 3(b)(iii)), the provisions of this Section 3(b)(iii) do not create any entitlement to Severance Benefits from Cerner in any circumstances whatsoever and are to be construed solely as a limitation on such entitlement in the circumstances herein set forth.
     SECTION 4. Severance Benefits.
          (a) Non-CIC Severance Benefits: If the termination of an Eligible Associate’s employment constitutes a Non-CIC Severance, Cerner shall pay the Eligible Associate an amount of severance pay based on the Eligible Associate’s Role Level and Years of Service with Cerner as of the effective date of such termination. The amount of such severance pay shall be equal to: (i) a Week of Severance Pay for such Eligible Associate multiplied by (ii) that number set forth in the matrix below that corresponds to the Eligible Associate’s Role Level and Years of Service with Cerner.

Severance Matrix

Role Level ▶		Level 1		Levels 2 and 3		Levels 6
Years of		(V.P.’s –	Level 1	(Managers & Sr.	Levels 4 and	and 7
Service ▼	Cabinet	nonCabinet)	(Directors)	Managers)	5 (Sr. Staff)	(Staff)
>10 Years	52 (Weeks)	32 (Weeks)	24 (Weeks)	16 (Weeks)	12 (Weeks)	8 (Weeks)
5-10 Years	36 (Weeks)	24 (Weeks)	18 (Weeks)	12 (Weeks)	9 (Weeks)	6 (Weeks)
2-5 Years	24 (Weeks)	16 (Weeks)	12 (Weeks)	8 (Weeks)	6 (Weeks)	4 (Weeks)
0-2 Years	16 (Weeks)	10 (Weeks)	6 (Weeks)	4 (Weeks)	3 (Weeks)	2 (Weeks)
          (b) CIC Severance Benefits. If the termination of an Eligible Associate’s employment constitutes a CIC Severance, Cerner shall pay the Eligible Associate an amount of severance pay based on the Eligible Associate’s Role Level and Years of Service with Cerner as of the effective of such termination. The amount of such severance pay shall be equal to: (i) a CIC Week of Severance Pay for such Eligible Associate multiplied by (ii) that number set forth in the matrix above that corresponds to both the Eligible Associate’s Role Level and Years of Service with Cerner, multiplied by 1.5.
          (c) Form of Payment.
               (i) Except with respect to Excess Severance Benefits, in the event of a Non-CIC Severance that occurs before any Change in Control, Non-CIC Severance Benefits shall be paid in a lump sum or, if the Plan Administrator elects, as salary continuation (without interest) on regularly scheduled paydays of Cerner for the applicable severance period or some other method, but in no event shall payments continue beyond the last day of the second calendar year following the calendar year the Non-CIC Severance occurs.
               (ii) Subject to Section 4(c)(v) below, in the event of a CIC Severance, CIC Severance Benefits shall be paid in a lump sum as soon as practicable within 90 days of the CIC Severance.
               (iii) Subject to Section 4(c)(v) below, in the event of a Non-CIC Severance that occurs after any Change in Control, Non-CIC Severance Benefits shall be paid in a lump sum as soon as practicable within 90 days of the Non-CIC Severance.
               (iv) Subject to Section 4(c)(v) below, all Excess Severance Benefits shall be paid in a lump sum as soon as practicable within 90 days of the CIC Severance or Non-CIC Severance.
               (v) If the Associate receiving any Severance Payment under this Plan is a Specified Associate, then any payment that the Associate would otherwise have been paid under Section 4(c)(ii), (iii) or (iv) above shall be paid on the first day of the seventh month following the CIC or Non-CIC Severance.
               (vi) Any Severance Benefits, including Excess Severance Benefits, that are subject to the offset provisions of Section 6(c) of the Plan will be paid at the time and in the form the Company determines would allow payment of such offset benefits to comply with Code section 409A.
          (d) Withholding. All Severance Benefits made under this Plan will be subject to applicable withholding for federal, state and local taxes. If any Eligible Associate is indebted to Cerner at his or her termination date, Cerner reserves the right to offset any Severance Benefits under this Plan by the amount of such indebtedness.
     SECTION 5. Employment.
          (a) No Modification of Associate Employment Agreements. This Plan shall not modify any terms of an Eligible Associate’s Employment Agreement, including but not limited to the type of employment relationship, the Associate’s obligations and continuing obligations set forth therein.
          (b) Limitation on Associate Rights. This Plan shall not give any Associate the right to be retained in the service of Cerner or interfere with or restrict the right of Cerner to terminate the employment of any Associate.
          (c) Changed Decisions. Cerner has the right to cancel or reschedule the effective date of an Eligible Associate’s employment termination. An Eligible Associate will not be eligible for any Severance Benefits under this Plan if the Eligible Associate’s employment termination is canceled by Cerner, or if the Eligible Associate is offered an opportunity to return to work or have his or her employment reinstated with Cerner.
     SECTION 6. Relation to Other Benefits and Pay
          (a) COBRA. Associates and their dependents covered under one or more of Cerner’s group health plans may be eligible for continuation coverage pursuant to the federal COBRA law. This Plan does not provide Associates or their dependents with any greater right to continuation coverage than what the federal COBRA law requires.
          (b) Other Benefit Plans. Eligibility, coverage and benefits under other Cerner benefit plans (e.g., any group life, disability, accidental death, retirement, stock plans, etc.) are governed by the terms of those respective plans. This Plan does not provide Associates or their beneficiaries and dependents with any greater eligibility, coverage or benefits than what such plans provide.
          (c) Offset of Benefits. Except as may otherwise be specifically provided for in an Associate’s Employment Agreement, the amount of any Severance Benefits paid under this Plan is in lieu of, and not in addition to, any other severance an Eligible Associate may otherwise be entitled to receive from Cerner, including under a Cerner Associate Employment Agreement or other document. Notwithstanding the payment provisions of Section 4(c) and subject to the immediately preceding sentence, the Company may, at its sole option and discretion, pay other severance benefits according to the time and form specified in the plan or agreement to which the other severance benefit applies, if the Company determines that doing so would allow both this Plan and the other plan or agreement to operate in compliance with Code section 409A.

          (d) Integration with Other Payments. Severance Benefits paid under this Plan are not intended to duplicate benefits such as pay-in-lieu of notice, severance pay, workers compensation wage replacement, disability pay, or similar benefits or pay under other benefit plans, severance programs, employment agreements, transaction documents or applicable laws, such as the WARN Act. In the event such other pay or benefits is payable to an Eligible Associate, Severance Benefits under this Plan will be reduced accordingly or, alternatively, pay or benefits previously paid under this Plan will be treated as having been paid to satisfy other pay or benefit obligations. In either case, the Plan Administrator, in its sole discretion, will determine how to apply this provision and may override other provisions in the Plan in doing so. This provision, however, shall not preclude an otherwise Eligible Associate from receiving any payments under a Cerner Performance Plan (CPP) or any pay for accrued vacation under Cerner’s separate CPP or vacation policy, as may be amended from time-to-time. CPP and pay for accrued vacation, if any, shall be paid pursuant to the terms of those separate plans or policies.
          (e) Reemployment. If an Eligible Associate is reemployed by Cerner while Severance Benefits are still payable under the Plan, all such Severance Benefits will cease, except as otherwise specified by the Plan Administrator, in its sole discretion.
     SECTION 7. Plan Administration.
          (a) Plan Administrator. The Plan is administered by Cerner, which is the Plan Administrator under the Employee Retirement Income Security Act of 1974 (“ERISA”). It is the responsibility of the Plan Administrator to ensure that the Plan is administered in accordance with its terms. It is also the responsibility of the Plan Administrator to explain any rights and benefits that an Eligible Associate may have under the Plan and to answer any questions which an Eligible Associate may have. The Plan Administrator maintains all documents which comprise the Plan and annual filings, if any, which are prepared for the Plan. If you have any questions regarding the Plan, you should review these available documents. The Plan Administrator may, but is not required to, adopt rules and regulations of uniform applicability in its interpretation and implementation of the Plan. The Plan Administrator may require each Eligible Associate to submit, in such form as it shall deem reasonable and acceptable, proof of any information which the Plan Administrator finds necessary or desirable for the proper administration of the Plan.
          (b) Exclusive Discretion. The Plan Administrator has full and complete discretionary authority to determine eligibility for benefits under the Plan and to construe and interpret the terms of the Plan. In making any decision or resolving any disputes, Cerner shall have full and complete discretionary authority to (i) construe and interpret the provisions of the Plan and to determine the right of any person to any interest in or eligibility for any benefit under the Plan, and (ii) make any and all factual determinations necessary to determine the right of any person to any interest in or eligibility for any benefit under the Plan; and, no person shall be entitled to any benefit or interest under this Plan if Cerner decides in its discretion that there is no entitlement to that benefit or interest. Decisions of Cerner shall be final, binding and conclusive upon all parties.

     SECTION 8. Amendment or Termination
          Cerner, acting through its Chief Executive Officer, Chief Financial Officer, Chief Legal Officer or Chief People Officer, has the right, in its nonfiduciary capacity, to amend the Plan or to terminate it at any time, prospectively or retroactively, for any reason or no reason, without notice, including discontinuing or eliminating benefits; provided, however, that no such amendment or termination shall affect the right to any unpaid benefit of any Eligible Associate whose termination date has occurred prior to such amendment or termination of the Plan and provided further that no amendment or termination shall occur with respect to the CIC Severance Benefits after the occurrence of a Change in Control.
     SECTION 9. Claims and Appeal Procedure
          (a) Initial Claim. If benefits under this Plan become due, the Plan Administrator will notify you as to the amount of benefits you are entitled to, the duration of such benefit, the time the benefit is to commence and other pertinent information concerning your benefit. If you have been denied a benefit under the Plan, or if you feel that the benefit which has been given to you is not accurate, you may file a claim with the Plan Administrator. If a claim for benefit is denied by the Plan Administrator, the Plan Administrator shall provide you with written or electronic notification of any adverse benefit determination within ninety (90) days after receipt of the claim unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written or electronic notice indicating the special circumstances and the date by which a final decision is expected to be rendered shall be furnished to you. In no event shall the period of extension exceed one hundred eighty (180) days after receipt of the claim. The notice of denial of the claim shall set forth:
               (i) The specific reason or reasons for the adverse determination;
               (ii) Reference to the specific plan provisions on which the determination is based;
               (iii) A description of any additional material or information necessary for you to perfect the claim, and an explanation of why such material or information is necessary; and
               (iv) A description of the plan’s review procedures and the time limits applicable to such procedures, including a statement of your right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.
          You (or your duly authorized representative) may review pertinent documents and submit issues and comments in writing to the Plan Administrator. If you fail to appeal such action to the Plan Administrator in writing within the prescribed period of time described in the next section, the Plan Administrator’s adverse determination shall be final, binding and conclusive.
          (b) Appeal. In the event of an adverse benefit determination, you may appeal the adverse determination by giving written notice to the Plan Administrator within 60 days after receipt of the notice of adverse benefit determination. The Plan Administrator may hold a hearing or otherwise ascertain such facts as it deems necessary and shall render a decision which shall be binding upon both parties. The appeal procedure shall:
               (i) Provide you at least 60 days following receipt of a notification of an adverse benefit determination within which to appeal the determination;
               (ii) Provide you the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits;
               (iii) Provide that you shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits; and
               (iv) Provide for a review that takes into account all comments, documents, records, and other information submitted by you relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
          The decision of the Plan Administrator shall be made within sixty (60) days after the receipt by the Plan Administrator of the notice of appeal, unless special circumstances require an extension of time for processing, in which case a decision of Cerner shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the request for review. If such an extension of time is required, written or electronic notice of the extension shall be furnished to you prior to the commencement of the extension. The decision of the Plan Administrator shall be provided in written or electronic form to you and shall include the following:
               (i) The specific reason or reasons for the adverse determination;
               (ii) Reference to the specific plan provisions on which the benefit determination is based;
               (iii) A statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to DOL Regulation Section 2560.503-1 (m)(8); and
               (iv) A statement describing any voluntary appeal procedures offered by the Plan and your right to obtain the information about such procedures, and a statement of your right to bring an action under ERISA section 502(a).
     SECTION 10. Statement of ERISA Rights
          The following statement is required by federal statute. Certain portions of this statement may not apply to your particular situation or to this Plan.

          (a) Information About This Plan and Your Benefits. If you become a participant in the Cerner Corporation Enhanced Severance Pay Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:
•	Examine, without charge, at the Plan Administrator’s office and at other specified locations, the Plan documents and, if any, copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

•	Obtain copies of all Plan documents and other plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report, if one is required to be prepared. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report if an annual report is required to be filed with the Department of Labor.
          (b) Prudent Actions by Plan Fiduciaries. In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
          (c) Enforce Your Rights. If your claim for a Plan benefit is denied in whole or in part you must receive a written explanation of the reason for the denial. You have the right to have the Plan review and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
          (d) Assistance with Your Questions. If you have any questions about this Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Employee Benefits and Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits and Security

Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.
     SECTION 11. Additional Information
          (a) Name and Address of Plan Sponsor and Plan Administrator. The name and address of the Plan Sponsor and the Plan Administrator is:
Cerner Corporation
2800 Rockcreek Parkway
North Kansas City, MO 64117
EIN: 43-1196944
Telephone: (816) 201-1024
          (b) Type of Administration. The Plan is administered by Cerner Corporation.
          (c) Plan Number. The Plan number is 513.
          (d) Plan Year. The Plan Year ends on December 31.
          (e) Agent For Service of Legal Process. Service of legal process may be made upon the Plan Sponsor (which is also the Plan Administrator) at the above address.
          (f) Plan Costs. Plan costs are paid by Cerner. The Plan is funded out of Cerner’s general assets.
          (g) Insurance. Benefits provided by this Plan are not insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA because the insurance provisions under ERISA are not applicable to the Plan.
     SECTION 12. Governing Law.
          This Plan is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA and it shall be interpreted, administered, and enforced in accordance with that law. To the extent that state law is applicable, the statutes and common law of the State of Missouri, excluding any that mandate the use of another jurisdiction’s laws, shall apply. Without limiting the generality of this Section 12, it is intended that the Plan comply with Section 409A of the Code, and, in the event that this Plan is determined to be a “deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code, Cerner shall, as necessary, adopt such conforming amendments as are necessary to comply with Section 409A of the Code.
     SECTION 13. Basis of Payments to and From the Plan
          The Plan shall be unfunded, and all cash payments under the plan shall be paid only from the general assets of Cerner.

     SECTION 14. Limitation on IRC Section 280G Parachute Payments
          In the event that any Severance Benefit payment to be made under this Plan would cause an Eligible Associate to be liable for any excise tax under Code section 4999(a), the aggregate amount of such Severance Benefit shall be reduced by the minimal amount necessary such that the Eligible Associate is no longer subject to such excise tax.   Any determination or calculation made by Cerner relating to this Section 14, including, but not limited to, any calculation of an Eligible Associate’s “base amount” as defined in Code section 280G(b)(3), or an Eligible Associate’s anticipated “parachute payment,” as defined in Code section 280G(b)(2), shall be final, conclusive and binding on the Eligible Associate.
     SECTION 15. Construction.
          Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.